EXHIBIT 99.1

Press Release, Dated April 10, 2017

Geron Announces Completion of Second Internal Data Reviews for Imetelstat Trials Being Conducted by Janssen

Both IMerge and IMbark Continue in Lower Risk Myelodysplastic Syndromes and Relapsed or Refractory
Myelofibrosis

Conference Call Scheduled for 8:00 a.m. EDT Today, April 10

MENLO PARK, Calif., April 10, 2017 -- Geron Corporation (Nasdaq: GERN) today announced that Janssen Research & Development, LLC has completed the second internal data reviews of IMerge and IMbark, the clinical trials of the telomerase inhibitor imetelstat in lower risk myelodysplastic syndromes (MDS) and relapsed or refractory myelofibrosis (MF), respectively. For IMerge, the benefit/risk profile of imetelstat in the treated patients supports continued development in lower risk myelodysplastic syndromes. A data package and proposed trial design refinements are planned to be provided to the FDA. For IMbark, the current results suggest clinical benefit and a potential overall survival benefit associated with imetelstat treatment in relapsed or refractory myelofibrosis; the trial will continue unchanged to evaluate maturing efficacy and safety data, including an assessment of overall survival.

IMerge

IMerge (NCT02598661) is a Phase 2/3 clinical trial evaluating imetelstat in transfusion dependent patients with Low or Intermediate-1 risk MDS who have relapsed after or are refractory to prior treatment with an erythropoiesis stimulating agent (ESA). The clinical trial is in two parts: Part 1 is a Phase 2, open-label, single-arm design in approximately 30 patients and Part 2 is designed to be a Phase 3, randomized, controlled trial in approximately 170 patients. The primary efficacy endpoint is the rate of red blood cell transfusion independence lasting at least 8 weeks. Key secondary endpoints include the rates of red blood cell transfusion independence lasting at least 24 weeks and hematologic improvement. Part 1 of the trial is fully enrolled.

The second internal review of IMerge included data from the approximately 30 patients enrolled in Part 1. Based on this second internal review, the Collaboration’s Joint Steering Committee has determined the following:

●	The safety profile was consistent with prior clinical trials of imetelstat in hematologic malignancies, and no new safety signals were identified.

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The benefit/risk profile of imetelstat, including assessments of 8-week and 24-week transfusion independence and hematologic improvement by erythroid (HI-E) response, across multiple MDS subtypes, supports continued development in lower risk MDS.

●	Part 1 of the trial will continue unmodified, and patients remaining in the treatment phase may continue to receive imetelstat.

●	A data package, as well as proposed refinements to the trial design for Part 2 of IMerge, is planned to be provided to the FDA.

●	Data from Part 1 are expected to be submitted for consideration for presentation at a medical conference in the future.

Geron expects that FDA feedback and the totality of imetelstat program information, including an assessment of the evolving treatment landscape in MDS and the potential application of imetelstat in multiple hematologic malignancies, will inform Janssen’s decision to initiate Part 2 of IMerge. If Part 2 of IMerge is initiated, Geron expects this Phase 3 stage of IMerge to be opened for patient enrollment in the fourth quarter of 2017.

IMbark

IMbark (NCT02426086) was originally designed as a Phase 2 clinical trial to evaluate two dose levels of imetelstat (either 4.7 mg/kg or 9.4 mg/kg administered every three weeks) in approximately 200 patients with Intermediate-2 or High risk MF who have relapsed after or are refractory to prior treatment with a JAK inhibitor. The co-primary efficacy endpoints for the trial are spleen response rate (≥35% reduction in spleen volume assessed by imaging) and symptom response rate (≥50% reduction in Total Symptom Score) at 24 weeks.

The second internal review of IMbark included data from the approximately 100 patients who were enrolled in the trial, with each dosing arm analyzed separately. Based on this second internal review, the Collaboration’s Joint Steering Committee has determined the following:

●	The safety profile was consistent with prior clinical trials of imetelstat in hematologic malignancies, and no new safety signals were identified.

●	The data support 9.4 mg/kg as an appropriate starting dose for the relapsed or refractory MF patient population.

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In these relapsed or refractory MF patients treated in the 9.4 mg/kg dosing arm, the spleen volume response rate observed to date was less than that reported in front-line MF patients treated in trials with other drugs. However, activity within multiple outcome measures was observed with imetelstat treatment, which suggests clinical benefit in this relapsed or refractory MF patient population. These outcome measures included a range of spleen volume reductions, decreases in Total Symptoms Score, and improvements in hematologic parameters, such as anemia and peripheral blood counts. In addition, the data suggest a potential overall survival benefit associated with imetelstat treatment in these patients.

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The trial will continue without any modifications, including conduct of all safety and efficacy assessments as planned in the protocol, including overall survival. Patients remaining in the treatment phase may continue to receive imetelstat.

●	Enrollment of new patients to the trial will remain suspended because the total number of patients enrolled to date is adequate to assess longer-term outcome measures when the data are fully matured.

During the next year, Geron expects Janssen to evaluate maturing efficacy and safety data from the trial, including an assessment of overall survival. Geron expects the longer-term data from the trial, potential health authority feedback, and the totality of imetelstat program information, including an assessment of the evolving treatment landscape in MF and the potential application of imetelstat in multiple hematologic malignancies, including MDS, will inform Janssen’s decision whether to continue development of imetelstat in relapsed or refractory MF.

Conference Call

At 8:00 a.m. EDT on April 10, 2017, Geron’s management will host a conference call to review outcomes from the second internal data reviews of IMbark and IMerge. Participants can access the conference call live via telephone by dialing 877-303-9139 (U.S.); 760-536-5195 (international). The conference ID number is 6116409. A live audio-only webcast is also available through the company’s website at www.geron.com in the Investors section under Events and at http://edge.media-server.com/m/p/w5mtfw9k. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through May 11, 2017.

About Imetelstat

Imetelstat (GRN163L; JNJ-63935937) is a potent and specific inhibitor of telomerase that is administered by intravenous infusion. This first-in-class compound, discovered by Geron, is a specially designed and modified short oligonucleotide, which targets and binds directly with high affinity to the active site of telomerase. Preliminary clinical data suggest imetelstat has disease-modifying activity by inhibiting the progenitor cells of the malignant clones associated with hematologic malignancies in a relatively select manner. Most commonly reported adverse events in imetelstat clinical studies include fatigue, gastrointestinal symptoms and cytopenias. Imetelstat has not been approved for marketing by any regulatory authority.

About the Collaboration with Janssen

On November 13, 2014, Geron entered into an exclusive worldwide license and collaboration agreement with Janssen Biotech, Inc., to develop and commercialize imetelstat for oncology, including hematologic myeloid malignancies, and all other human therapeutics uses. Under the terms of the agreement, Geron received an upfront payment of $35 million and is eligible to receive additional payments up to a potential total of $900 million for the achievement of development, regulatory and commercial milestones, as well as royalties on worldwide net sales. All regulatory, development, manufacturing and promotional activities related to imetelstat are being managed through a joint governance structure, with Janssen responsible for these activities. The joint governance structure includes a Joint Steering Committee with equal membership from both companies.

About Geron

Geron is a clinical stage biopharmaceutical company focused on the collaborative development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding: (i) continued development of imetelstat by Janssen for MDS in Part 2 and continued conduct by Janssen of IMbark and/or IMerge; (ii) data that suggest clinical benefit and potential overall survival benefit of imetelstat in MF; (iii) a planned data package will be provided to the FDA for IMerge; (iv) that Janssen will conduct any additional data reviews for IMbark during the next year; (v) potential outcomes of any data reviews conducted by Janssen for IMbark; (vi) any future presentation of data from current clinical trials of imetelstat by Janssen at a medical conference; (vii) the safety and efficacy of imetelstat; (viii) that if Janssen decides to proceed with Part 2 of IMerge, the clinical trial will be open for patient enrollment in the fourth quarter of 2017; (ix) potential receipt by Geron of additional payments up to a potential total of $900 million for the achievement of development, regulatory and commercial milestones, and royalties from sales of imetelstat; and (x) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) whether Janssen decides to initiate Part 2 of IMerge and to continue to conduct IMerge and/or IMbark; (ii) whether imetelstat is safe and efficacious and will succeed in IMbark and/or IMerge by overcoming all of the clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges; (iii) whether health authorities permit IMbark and/or IMerge to continue to proceed under the existing protocols or any amendments thereto; (iv) Janssen’s ability to collect additional and more mature data from current clinical trials of imetelstat; (v) Geron’s dependence on Janssen for the development, regulatory approval, manufacture and commercialization of imetelstat, including the risks that if Janssen were to breach or terminate the collaboration agreement or otherwise fail to successfully develop and commercialize imetelstat and in a timely manner, or at all, Geron would not obtain the anticipated financial and other benefits of the collaboration agreement with Janssen and the clinical development or commercialization of imetelstat could be delayed or terminated; (vi) any future efficacy or safety results from any clinical trial of imetelstat may cause the benefit/risk profile of imetelstat to become unacceptable; and (vii) patent coverage of imetelstat enables Janssen to successfully commercialize imetelstat. Additional information on the above-stated risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s annual report on Form 10-K for the year ended December 31, 2016. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

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